Exhibit 10.1C

Third Amendment

To The

Re-Established Retirement Plan for Salaried Employees of

Kewaunee Scientific Corporation

(As Amended and Restated as of May 1, 2012)

THIS AMENDMENT, made and executed by Kewaunee Scientific Corporation (the “Company”):

W I T N E S S E T H

WHEREAS, Kewaunee Scientific Corporation (the “Corporation”) maintains the Re-Established Retirement Plan for Salaried Employees of Kewaunee Scientific Corporation (the “Salaried Retirement Plan”) for the benefit of its eligible employees; and

WHEREAS, the Corporation has reserved the right in Section 12.2 of the Salaried Retirement Plan to amend the Salaried Retirement Plan from time to time by action of its Board of Directors or any person to whom the Board of Directors may delegate such right; and

WHEREAS, the Corporation previously explored amending the Salaried Retirement Plan to provide for a special window period under the Salaried Retirement Plan during which certain eligible participants may elect distribution in the form of an immediate lump sum or an immediate monthly annuity, subject to certain terms and conditions (a “Window Period”); and

WHEREAS, the Board of Directors previously approved the adoption and implementation of a Window Period and a related Amendment to the Salaried Retirement Plan, with such Window Period (i) to begin at such time as determined by the appropriate officers of the Corporation but to be completed by no later than April 30, 2017, (ii) to extend for a period of up to 90 days, with the specific period determined by the appropriate officers of the Corporation, (iii) intended to be available to deferred vested participants (or as otherwise determined by the appropriate officers of the Corporation) whose accrued benefits have a present value that does not exceed $25,000 or such lower amount as determined by the appropriate officers of the Corporation, and (iv) to have such other terms and conditions as the appropriate officers of the Corporation deem necessary or desirable; and

WHEREAS, the Corporation desires to further explore the considerations associated with the proposed Window Period under the Salaried Retirement Plan and therefore wishes to postpone any such Window Period under the Salaried Retirement Plan from the timeframe previously established by the Board of Directors; and

WHEREAS, the Board of Directors wishes to accommodate further analysis by the Corporation regarding the potential Window Period under the Salaried Retirement Plan and accordingly suspend the deadline it previously established;

IT IS THEREFORE RESOLVED, the Board of Directors hereby suspends indefinitely the previous deadline that it established for the Window Period under the Salaried Retirement Plan to such time or times as the appropriate officers of the Corporation determine if and when to proceed with one or more Window Periods;

FURTHER RESOLVED, that the appropriate officers of the Corporation are authorized to design, in their discretion, one or more Window Periods under the Salaried Retirement Plan to be available to deferred vested participants (or as otherwise determined by the appropriate officers of the Corporation) whose accrued benefits under the Salaried Retirement Plan have a present value that does not exceed $25,000 or such lower amount as determined by the appropriate officers of the Corporation and with such other terms and conditions as the appropriate officers of the Corporation deem necessary or desirable;

FURTHER RESOLVED, that the Board of Directors hereby approves the adoption and implementation of one or more Window Periods under the Salaried Retirement Plan by the Corporation consistent with the foregoing resolutions, without further action by the Board of Directors;

FURTHER RESOLVED, that the Board of Directors hereby authorizes the appropriate officers of the Corporation to prepare and adopt one or more Amendments to the Salaried Retirement Plan to provide for any such Window Periods and related terms and conditions, as such officers determine necessary and desirable, without further action by the Board of Directors; and

FURTHER RESOLVED, that the officers of the Corporation and their delegates are authorized, empowered and directed to proceed with all actions they deem necessary, appropriate or desirable to implement any such Window Periods under the Salaried Retirement Plan, to adopt and approve the related Amendment(s) to the Salaried Retirement Plan, and to carry out the full intent and purposes of the foregoing resolutions, including without limitation the preparation of participant communications and the filing of any governmental notices.

Ratification; Further Assurances

RESOLVED, that any and all actions of the officers of the Corporation (and their delegates) heretofore taken with respect to any and all matters referred to in the foregoing resolutions be, and they hereby are, ratified, confirmed and approved in all respects; and be it

FURTHER RESOLVED, that the appropriate officers of the Corporation be, and they hereby are, authorized and empowered, in the name and on behalf of the Corporation, to take any and all additional actions, to make or cause to be made and to execute and deliver all such additional agreements, documents, instruments and certifications, to do or cause to be done all such acts and things, to take all such steps and to make all such remittances, in each case as any one or more of such officers may at any time or times deem necessary, desirable, advisable, profitable or expedient in order to carry out the full intent and purposes of these resolutions.

IN WITNESS WHEREOF, this Amendment to the Re-Established Retirement Plan for Salaried Employees of Kewaunee Scientific Corporation is hereby properly executed on the 6th day of December, 2016.

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ Thomas D. Hull III
Thomas D. Hull III Vice President, Finance On behalf of the Board of Directors